As filed with the Securities and Exchange Commission on September 30, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE VALSPAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2851	36-2443580
(State of incorporation)	(Primary SIC Code Number)	(I.R.S. Employer Identification No.)
1101 Third Street South
Minneapolis, Minnesota 55415
(612) 332-7371
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rolf Engh, Executive Vice President, Secretary and General Counsel
1101 Third Street South
Minneapolis, Minnesota 55415
(612) 332-7371
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communication, including all communication sent to the agent for service, should be sent to:
Martin R. Rosenbaum, Esq.
Paul D. Chestovich, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center, 90 South 7th Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200

      Approximate date of commencement of proposed sale to public: from time to time after this registration statement becomes effective.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering:     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Offering Price Per Security	Aggregate Offering Price	Registration Fee(1)

5.100% Notes due 2015	$150,000,000	100%	$150,000,000	$17,655

(1)	Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each note that may be received by the registrant in the exchange transaction in which the notes will be offered.
      The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be exchanged, offered or sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange or sell these securities and it is not soliciting an offer to exchange or buy these securities in any state where the exchange, offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2005
PROSPECTUS
THE VALSPAR CORPORATION
Offer to Exchange
All of our outstanding 5.100% Notes due 2015
for
new 5.100% Notes due 2015
        We, The Valspar Corporation, a Delaware corporation, are offering to exchange all of our outstanding 5.100% Notes due 2015 (the “old notes”) issued on July 15, 2005 in a Rule 144A private placement, for an equal number of new 5.100% Notes due 2015 (the “new notes”). To participate in the exchange, old notes must be properly tendered on the terms set forth in this prospectus prior to the expiration of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on November      , 2005, unless we extend it. We will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on November      , 2005. You may withdraw any tendered old notes until the expiration of the exchange offer.
      We may exchange up to $150,000,000 in aggregate principal amount of old notes in the exchange offering. See “The Exchange Offer — Procedures for Exchange” for how to tender your old notes. The terms of the new notes are substantially identical to the terms of the old notes. See page 7 for a summary of the terms of new notes. The new notes will not be listed on any national securities exchange, automated quotation system or over-the-counter market. We believe that the exchange of notes in the exchange offering will not be a taxable event for U.S. federal income-tax purposes.
      Our board of directors makes no recommendation about whether you should exchange your old notes for new notes.
      This prospectus describes the exchange offer in detail and we urge you to read it carefully. For a discussion of factors that you should consider before you decide to participate in the exchange offer, see “Risk Factors” beginning on page 10.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The registration statement containing this prospectus, including the exhibits to the registration statement, and other information incorporated into this prospectus by reference is available without charge to holders of the old notes upon written or oral request to The Valspar Corporation, 1101 Third Street South, Minneapolis, Minnesota 55415, Attention: Investor Relations; or telephoning us at (612) 332-7371. To obtain timely delivery, noteholders must request information no later than November      , 2005.
      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to engage in the transactions with respect to the securities that are registered under the Securities Act. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our website at www.valspar.com. Our website is not intended to be, and is not, a part of this prospectus. We will provide electronic or paper copies of our SEC filings to any stockholder or noteholder free of charge upon a written or oral request for any such filing. All written requests should be sent to the attention of Investor Relations at The Valspar Corporation, 1101 Third Street South, Minneapolis, Minnesota 55415. Oral requests may be submitted to us at (612) 332-7371.
      We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. In addition to any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the termination of the exchange offer pursuant to this prospectus, we incorporate by reference the documents listed below:

•	Annual report on Form 10-K for the year ended October 29, 2004 (including information specifically incorporated by reference into our Form 10-K), as filed on January 12, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended July 29, 2005, as filed on September 7, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended April 29, 2005, as filed on June 8, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended January 28, 2005, as filed on March 9, 2005; and

•	Current Reports on Form 8-K filed on January 14, 2005, February 2, 2005, February 14, 2005, February 28, 2005, March 30, 2005, May 16, 2005, June 27, 2005, July 18, 2005, July 25, 2005, August 15, 2005 and August 18, 2005.
      The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      Some statements in this prospectus and documents incorporated by reference herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Statements in this prospectus and documents incorporated by reference that are not of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect(s),” “plan(s),” “anticipate(s),” “intend(s),” “believe(s),” “estimate(s),” “predict(s),” “seek(s),” “potential,” or “continue(s)” or the negative of those terms or other comparable terminology. These forward-looking statements are based on management’s expectations and beliefs concerning future events and are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from our relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health, and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties, including those discussed in this prospectus under the caption “Risk Factors.”
      We do not, nor does any other person, assume responsibility for the accuracy and completeness of these statements. We disclaim any intention or obligation to publicly update or revise any of the forward-looking statements after the date of this prospectus to conform them to actual results, whether as a result of new information, future events, or otherwise. All of the forward-looking statements contained in this prospectus and documents incorporated by reference herein are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-Q and our most recent Form 10-K (incorporated into this prospectus by reference) and similar sections in our future filings that may be incorporated by reference herein.
      We caution the reader that the above list of uncertainties and other risk factors that may affect results addressed in the forward-looking statements may not be exhaustive. Other sections of this prospectus and other documents incorporated by reference may describe additional uncertainties or risk factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

PROSPECTUS SUMMARY
      This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, specifically including the risks of participating in the exchange offer and investing in the new notes discussed under “Risk Factors,” and the financial statements and other information that is incorporated by reference into this prospectus, before you make an investment decision with respect to exchange offer. In addition, this prospectus summarizes other documents which we urge you to read.
      All references in this prospectus to “Valspar,” “the Company” “we,” “us,” or “our” refer to The Valspar Corporation and our consolidated subsidiaries. Fiscal years are referred to in this offering memorandum according to the calendar year in which they end. For example, the fiscal year ended October 29, 2004 is referred to as 2004.
The Company
      The Valspar Corporation is a leading global coatings and paint manufacturer and distributor. The Company manufactures and distributes a broad portfolio of products, including coatings for industrial and packaging products, architectural paints and other polymers, composites and colorants used in coatings. Our net sales in 2004 from our coatings and paint segments were $1.413 billion and $802 million, respectively. Our total net sales in 2004 were $2.441 billion.
      Coatings Segment. Within the coatings segment, our industrial coatings product line includes a broad range of decorative and protective coatings for metal, wood, plastic and glass, primarily for sale to OEM customers. Products within our industrial coatings product line include fillers, primers, stains and topcoats used by customers in a wide range of manufacturing industries, including building products, appliances, automotive parts, furniture, transportation, agricultural and construction equipment and metal fabrication. We utilize a wide variety of coatings technologies to meet our customers’ coatings requirements, including electro-deposition, powder, solvent-borne, water-borne, and UV light-cured coatings.
      Our packaging coatings product line within the coatings segment includes coatings for the interior and exterior of rigid packaging containers, principally food containers and beverage cans. We also produce coatings for aerosol and paint cans, bottle crowns for glass and plastic packaging and glass bottle closures. We believe we are the world’s largest supplier of rigid packaging coatings. Consolidation and globalization of our customers has been apparent in this product line, and we have responded by offering a wide variety of packaging coatings products throughout the world.
      Paints Segment. Our architectural paint product line is the largest part of our paints segment. We offer a broad portfolio of interior and exterior paints, stains, primers, varnishes and specialty decorative products. We sell these products primarily into the do-it-yourself market through home centers, mass merchants, hardware wholesalers and independent dealers, including Lowe’s, Wal-Mart and Do-It-Best stores. We develop customized merchandising and marketing support programs for our architectural paints customers, enabling them to differentiate their paint departments through point-of-purchase materials, labeling and product and color selection assistance. We offer exclusive private label brands for customers and our own branded products. At key customers such as Lowe’s, we also offer additional marketing and customer support by providing in-store employees to answer coatings questions.
      Within the paints segment, we also offer automotive refinish paints that are sold through automotive refinish distributors and body shops, aerosol spray paints that are sold through automotive distributors and automotive supply retailers and high performance floor paints for commercial and industrial applications.
      All Other. In addition to the main product lines within our two segments, we make and sell specialty polymers, colorants and composites, and we sell furniture protection plans. The specialty polymers and colorants are for internal use and for external sale to other coatings and building products manufacturers. We believe our ability to develop proprietary polymers for use in our coatings and paints (especially our architectural paints) provides us with an advantage over competitors who do not produce these products themselves. Our composites products include gelcoats and related products that are sold to boat manufacturers, shower and tub manufacturers and others.
      The Valspar Corporation is a Delaware corporation and was founded in 1806. Our principal executive offices are located at 1101 Third Street South, Minneapolis, Minnesota 55415, and our telephone number at that address is (612) 332-7271. Our website address is www.valspar.com. The information on our website is not part of this prospectus.
      Acquisitions. Much of our growth has occurred during the last decade. During this time we have expanded our business into international markets. A significant portion of our business growth has been accomplished through acquisitions. Since 1995, we have made more than 20 acquisitions, including purchases of equity in joint ventures.
      In June 2005, we completed the acquisition of Samuel Cabot Incorporated, a privately owned manufacturer of premium quality exterior and interior stains and finishes. Cabot, based in Newburyport, Massachusetts, had sales of approximately $58 million in the year ended September 30, 2004, and had been family owned since 1877.
      Strategy. Our objective is to build value by maintaining sales and earnings growth and by being an industry leader in each of our chosen market segments. Specifically, we employ the following strategies to accomplish our objective:

•	Focus our business on high growth product and geographic markets by aligning ourselves with leading customers, expanding our technology base through research and development and targeted acquisitions, and expanding our business geographically as our customers expand globally;

•	Target acquisition candidates that have business operations closely aligned with ours, allowing us to expand the breadth of our product lines, technology or geographic scope;

•	Maintain a broad and balanced mix of products and markets, allowing us to achieve consistent sales and earnings growth by reducing our reliance on a particular product or segment; and

•	Foster a low cost culture throughout our company, which has historically allowed us to sustain earnings growth in strong economies and optimize our financial performance in weak economies.
The Exchange Offer
      On July 15, 2005, we completed the private offering of $150 million in aggregate principal amount of our old notes. These old notes were not registered under the Securities Act and, therefore, they are subject to significant restrictions on resale. Accordingly, when we sold these old notes, we entered into a registration rights agreement with the initial purchasers that requires us to deliver to you this prospectus and to permit you to exchange your old notes for new notes that have substantially identical terms to old notes, except that the new notes will be freely transferable and will not have covenants regarding registration rights or additional interest. The new notes will be issued under the same indenture under which the old notes were issued and, as a holder of the new notes, you will be entitled to the same rights under the indenture that you had as a holder of the old notes.

      The following summary contains basic information about the material terms of exchange offer. It does not contain all the information that may be important to you. For a more complete description, please see “The Exchange Offer.”

Old Notes	5.100% Notes due 2015, which we issued on July 15, 2005.

New Notes	5.100% Notes due 2015, the issuance of which has been registered under the Securities Act. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering up to $150,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in a transaction exempt from federal registration requirements under Rule 144A under the Securities Act.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions. In addition, the exchange offer is subject to the effectiveness of the registration statement of which this prospectus is a part. See “The Exchange Offer — Conditions.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November , 2005, which date we refer to as the “expiration date,” unless extended or earlier terminated by us. We may extend the expiration date in our discretion. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration date.

Procedures for Tendering Old Notes	If the old notes you wish to exchange are registered in your name, then:

• you must complete, sign and date the letter of transmittal and deliver it, together with any other required documentation, to The Bank of New York Trust Company, N.A., as exchange agent, at the address specified on the cover page of the letter of transmittal.

If the old notes you wish to exchange are in book-entry form and registered in the name of a broker, dealer or other nominee, then:

• you must contact the broker, dealer, commercial bank, trust company or other nominee in whose name your old notes are registered and instruct it to tender your old notes on your behalf. You must comply with the procedures of The Depository Trust Company (“DTC”) for tender and delivery of book-entry securities in order to validly tender your old notes for exchange.

Questions regarding the exchange of notes or the exchange offer generally should be directed to our exchange agent. Contact information for our exchange agent is set forth below under “Exchange Agent.”

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date by delivering a written notice of withdrawal to our exchange agent before the expiration date. If you change your mind, you may retender your old notes by again following the exchange offer procedures before the exchange offer expires.

Acceptance of Old Notes; Delivery of New Notes	If all the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all properly tendered old notes and will issue the new notes promptly after the expiration date. Our written notice of acceptance to the exchange agent will be considered our acceptance of tendered old notes. We will issue new notes to you only after our exchange agent has received a timely book-entry confirmation of transfer of old notes into its DTC account and a properly completed and executed letter of transmittal.

U.S. Federal Income-Tax Considerations	Your acceptance of the exchange offer and the exchange of your old notes for new notes will not be taxable for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	We have appointed The Bank of New York Trust Company, N.A., as our exchange agent for the exchange offer. You should direct questions and requests for assistance, and requests for additional copies of this prospectus and letters of transmittal, to the exchange agent. The exchange agent’s contact information is:

2 North LaSalle Street, Suite 1020

Chicago, Illinois 60602
Attention: Corporate Trust Administration

Tel: (312)
Fax: (312) 827-8542

Resale of New Notes	Based on SEC staff interpretations, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes without complying with the registration and prospectus-delivery requirements of the Securities Act if you:

• are acquiring the new notes in the ordinary course of your business and do not hold any old notes to be exchanged in the exchange offer that were acquired other than in the ordinary course of business;

• are not a broker-dealer tendering old notes acquired directly from us;

• are not participating, do not intend to participate and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

• are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes without registration of the transfer or qualifying for an exemption from registration, you may incur liability under the Securities Act.

Each broker-dealer receiving new notes for its own account in exchange for old notes acquired from market-making or other trading activities must acknowledge that it will deliver a proper prospectus in connection with any resale of new notes.
Consequences of Not Exchanging the Old Notes
      If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to significant restrictions on transfer. In general, you may offer and sell your old notes only if such offer and sale:

•	are registered under the Securities Act and applicable state securities laws;

•	occur under an exemption from registration under the Securities Act and applicable state securities laws; or

•	occur in a transaction not subject to the Securities Act and applicable state securities laws.
      We do not currently intend to register the old notes for resale under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”
The New Notes
      The terms of the new notes we are issuing in the exchange offer are substantially identical in all material respects to the terms of the old notes that they are replacing, except that the new notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions; and

•	will not have the registration rights that apply to the old notes or entitle their holders to additional interest in the event we fail to comply with these registration rights.
      The following summary contains basic information about the new notes. It does not contain all of the information that is important to you. For a more complete understanding of the terms of the new notes, please see “Description of New Notes.”

Issuer	The Valspar Corporation.

Securities Offered	Up to $150,000,000 principal amount of 5.100% notes due 2015.

Maturity Date	The new notes will mature on August 1, 2015.

Interest	Interest on the new notes will accrue at the rate of 5.100% per year, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2006.

Ranking	The new notes are our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated debt outstanding from time to time. Holders of the new notes will generally have a position junior to the claims of the creditors, including trade creditors, of our subsidiaries. Also, the new notes will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. As of July 29, 2005, without giving effect to the issuance of the new notes:

• we had approximately $463 million of outstanding unsecured and unsubordinated indebtedness;

• our subsidiaries had an aggregate of approximately $65 million of outstanding indebtedness; and

• we had no secured indebtedness.

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the new notes.

Optional Redemption	We may redeem the new notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

• the Make-Whole Amount (as defined in “Description of the New Notes — Optional Redemption”);

plus, in each case, accrued interest to, but not including, the redemption date.

Covenants	The indenture relating to the new notes contains certain covenants for your benefit. These covenants restrict our ability to:

• incur debt secured by liens;

• engage in certain sale-leaseback transactions; and

• merge or consolidate or sell all or substantially all of our assets.

These covenants, however, will be subject to significant exceptions. In addition, neither the indenture nor the new notes will limit the amount of indebtedness that we may incur or the amount of assets that we may distribute or invest. See “Description of the Notes — Covenants.”

Events of Default	The indenture provides that the following will result in an event of default with respect to the new notes:

• a default in the payment of any installment of interest on the new notes for 30 days after becoming due;

• a default in the payment of principal on or premium, if any, on the new notes when it becomes due and payable at maturity, upon optional redemption, upon declaration or otherwise;

• a default (other than as referred to above) in the performance, or breach, of any of our covenants or agreements in the indenture with respect to the new notes, that continues for a period of 30 days after written notice to us by the trustee (or to us and the trustee) by the holders of at least 25% in principal amount of the new notes;

• (A) our failure (or a failure of a significant subsidiary) to pay indebtedness for money borrowed by (or such significant subsidiary, in an aggregate principal amount of at least $10 million, at the later of final maturity or the expiration of any applicable grace period, or (B) acceleration of the maturity of indebtedness for money borrowed by us or any significant subsidiary, in an aggregate principal amount of at least $10 million, if certain other conditions are met; or

• our submission of certain filings or the entry of certain court orders with respect to a bankruptcy.

See “Description of the New Notes — Events of Default.”

Book-Entry	The new notes issued in the exchange offer will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the new notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes except in limited circumstances. See “Description of the Notes — Book-Entry; Delivery and Form; Global Notes.”

Further Issues	The indenture provides that we are entitled to issue, from time to time, additional notes having identical terms as the old notes and new notes.

No Listing	We do not intend to list the new notes on any securities exchange.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before participating in the exchange offer and investing in the new notes.

RISK FACTORS
      You should consider the following risk factors, in addition to the other information presented or incorporated by reference into this prospectus, in evaluating us, our business and your participation in the exchange offer.
Risks Relating to Our Business:

Fluctuations in the supply and prices of raw materials could negatively impact our financial results.
      We purchase the raw and intermediate materials needed to manufacture our products from a number of suppliers. The majority of our raw materials are petroleum-based derivatives and minerals and metals. Under normal market conditions, these materials are generally available on the open market. From time to time, however, the prices and availability of these raw materials may fluctuate significantly, which could impair our ability to procure necessary materials, or increase the cost of manufacturing our products. During the last several quarters, raw material costs have increased significantly, reducing our profit margins. Hurricanes Katrina and Rita and the related flooding in the Gulf Coast region may also limit the availability of certain raw materials, which may result in tight supplies of such raw materials and further price increases for these materials over the next several months. If raw material costs continue to increase, and we are unable to pass along, or are delayed in passing along, those increases to our customers, we will experience further reductions to our profit margins.

Many of our customers are in cyclical industries, which may affect the demand for our products.
      Many of our customers, especially for our industrial products, are in businesses and industries that are cyclical in nature and sensitive to changes in general economic conditions. As a result, the demand for our products by these customers depends, in part, upon general economic conditions. Downward economic cycles affecting the industries of our customers will reduce sales of our products. If general economic conditions deteriorate, we may suffer reductions in our sales and profitability.

The industries in which we operate are highly competitive and some of our competitors may be larger and may have greater financial resources than we do.
      The industries in which we operate are fragmented and we do not face competition from any one company across all of our product lines. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced margins for our products. Competitive pressures may not only impair our margins but may also impact our revenues and our growth. A number of our competitors are larger than us and may have greater financial resources than we do. Increased competition with these companies could curtail price increases or could require price reductions or increased spending on marketing and sales, any of which could adversely affect our results of operations.

We have a significant amount of indebtedness, which may affect our ability to repay the new notes.
      Our long-term debt was $615.4 million at July 29, 2005. Our level of indebtedness may have important consequences. For example, it:

•	may require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	could make us less attractive to prospective or existing customers or less attractive to potential acquisition targets; and

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to a competitor that may have lower indebtedness.

Our strategy of growth through mergers and acquisitions may not be successful.
      Mergers and acquisitions have historically contributed significantly to the growth of our company. As part of our growth strategy, we intend to continue pursuing acquisitions of complementary businesses or products and joint ventures. If we are successful in completing such acquisitions, we may experience:

•	difficulties in assimilating acquired companies and products into our existing business;

•	delays in realizing the benefits from the acquired companies or products;

•	diversion of our management’s time and attention from other business concerns;

•	lack of or limited prior experience in any new markets we may enter;

•	unforeseen claims and liabilities, including unexpected environmental exposures or product liability;

•	unforeseen adjustments, charges and write-offs;

•	problems enforcing the indemnification obligations of sellers of businesses or joint venture partners for claims and liabilities;

•	unexpected losses of customers of, or suppliers to, the acquired business;

•	difficulty in conforming the acquired business’ standards, processes, procedures and controls with our operations;

•	variability in financial information arising from the implementation of purchase price accounting;

•	difficulties in retaining key employees of the acquired businesses; and

•	challenges arising from the increased scope, geographic diversity and complexity of our operations.
      In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses or the cost of acquired assets. Any of these factors may make it more difficult to repay our debt, including our obligations under the new notes. We can give no assurance that we will continue to be able to identify, acquire and integrate successful strategic acquisitions in the future or be able to implement successfully our operating and growth strategies within our existing markets or with respect to any future product or geographic diversification efforts.

We derive a substantial portion of our revenues from foreign markets, which subjects us to additional business risks.
      We conduct a substantial portion of our business outside of the United States. We and our joint ventures currently have 20 production facilities, research and development facilities, and administrative and sales offices located outside the United States, including facilities and offices located in Canada, Mexico, the United Kingdom, France, Germany, Ireland, The Netherlands, Switzerland, Australia, China, Malaysia, South Africa, Taiwan, Singapore and Brazil. In 2004, revenues from products sold outside the United States accounted for approximately 29% of our net sales. We expect sales from international markets to continue to represent a significant portion of our net sales and the net sales of our joint ventures. Accordingly, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent in international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	foreign operations may experience staffing difficulties and labor disputes;

•	transportation and other shipping costs may increase;

•	foreign governments may nationalize private enterprises;

•	unexpected adverse changes in export duties, quotas and tariffs and difficulties in obtaining export licenses;

•	intellectual property rights may be more difficult to enforce;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services we provide in international markets where payment for our products and services is made in the local currency;

•	general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	our business and profitability in a particular country could be affected by political or economic repercussions on a domestic, country specific or global level from terrorist activities and the response to such activities;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur; and

•	compliance with a variety of foreign laws and regulations may be burdensome.

We have certain key customers.
      Our relationships with certain key customers are important to us. From 2002 through 2004, sales to our largest customer, Lowe’s Companies, Inc., have ranged from 15-17% of our total net sales. In 2004, our ten largest customers accounted for approximately 36% of our total net sales. Although we sell various types of products through various channels of distribution, we believe that the loss of a substantial portion of our sales to Lowe’s Companies, Inc. could have a material adverse impact on us.

Environmental laws and regulations could subject us to significant future liabilities.
      We are subject to numerous environmental laws and regulations that impose various environmental controls on us, including among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes, the investigation and remediation of soil and groundwater affected by hazardous substances, or otherwise relating to environmental protection and various health and safety matters. These laws and regulations govern actions that may have adverse environmental effects and also require compliance with certain practices when handling and disposing of hazardous wastes. These laws and regulations also impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up current sites, past spills, disposals and other releases of hazardous substances and violations of these laws and regulations can also result in fines and penalties. We are currently undertaking remedial activities at a number of our facilities and properties, and have received notices under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or analogous state laws of liability or potential liability in connection with the disposal of material from our operations or former operations. Our expenditures related to environmental matters have not had a material adverse effect on our financial condition, results of operations or cash flows but we cannot assure you that this will remain so in the future.
Risks Related to the Notes and the Exchange Offer:

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.
      Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.
      Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

Because a significant portion of our operations is conducted through our subsidiaries and joint ventures, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries and joint ventures.
      A significant portion of our operations is conducted through our subsidiaries and joint ventures. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and joint ventures will be contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of non-U.S. subsidiaries or joint ventures to remit money to us.

Because the new notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent.
      The new notes, like the old notes, are not guaranteed by our subsidiaries, and a significant portion of our operating assets are held by our subsidiaries. As a result, the new notes are structurally subordinated to the debts and other obligations of our subsidiaries. This means that creditors of our subsidiaries, including trade creditors, have and will have access to the assets of those subsidiaries that is prior to that of the holders of notes. As of July 29, 2005, our subsidiaries had an aggregate of approximately $65 million of outstanding indebtedness.

Because the new notes are unsecured, you may not be fully repaid if we become insolvent.
      The new notes, like the old notes, will not be secured by any of our assets or our subsidiaries’ assets and accordingly the new notes will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of July 29, 2005, we had no secured indebtedness outstanding. Nevertheless, under the indenture for the notes, we are permitted to incur secured indebtedness, subject to certain limitations. If we became insolvent, the holders of any secured debt would receive payments from the assets securing such debt before you, as a holder of new notes, receive payments from sales of those assets.

The ratings of the new notes may change over time.
      The old notes have been rated “Baa2” by Moody’s Investors Service, and “BBB” by Standard and Poor’s Ratings Services, each of which are “investment grade” ratings for debt securities. We expect that the new notes will have the same ratings. A rating is not a recommendation to purchase, hold or sell notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Rating organizations may lower their respective ratings of the new notes or decide not to continue to rate the new notes in their sole discretion. Each rating should be evaluated independently of any other rating. The reduction, suspension or withdrawal of the ratings of the new notes will not, in and of itself, constitute an event of default under the indenture. Nevertheless, any reduction, suspension or withdrawal of these ratings may adversely affect the market price or liquidity for the new notes.

You cannot be sure that an active trading market will develop for the new notes, which could make it more difficult for holders of the new notes to sell such notes and/or result in a lower price at which holders would be able to sell their notes.
      There is currently no established trading market for the new notes, and there can be no assurance as to the liquidity of any markets that may develop for the new notes, the ability of the holders of the new notes to sell such notes or the price at which such holders would be able to sell their new notes. If such a market were to exist, the new notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and our business performance.
USE OF PROCEEDS
      We will not receive any proceeds from this exchange offer. In consideration for issuing the new notes, we will receive old notes from you in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.
      We issued and sold $150 million aggregate principal amount of old notes on July 15, 2005. We used the proceeds from that transaction, as well as cash on hand, to repay outstanding borrowings under short-term lines of credit, including borrowings used to finance our acquisition of Samuel Cabot Incorporated in June 2005, to make investments in our fixed assets, and to provide working capital for general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following tables set forth our summary consolidated financial information. The summary statement of operations data for fiscal years 2004, 2003 and 2002 and the selected balance sheet data as of October 29, 2004 and October 31, 2003 are derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected statement of operations data for fiscal years 2001 and 2000 and the selected balance sheet data as of October 25, 2002, October 26, 2001, and October 27, 2000 are derived from our audited consolidated financial statements for the years indicated and are not included or incorporated by reference into this prospectus. The selected statement of operations data for the nine months ended July 29, 2005 and July 30, 2004 and the selected balance sheet data as of July 29, 2005 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. The interim consolidated financial information, in the opinion of management, reflects all adjustments of a normal recurring nature necessary for a fair statement of our financial position and results of operations at the dates and for the periods indicated. The results of operations for the nine months ended July 29, 2005 may not be indicative of the results to be expected for the year ending October 28, 2005 or any other interim period.
      The selected consolidated financial information should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our annual report on Form 10-K for the year ended October 29, 2004 and our quarterly report on Form 10-Q for the quarter ended July 29, 2005, which we have filed with the SEC and are incorporated by reference into this prospectus.

	Nine Months Ended				Fiscal Year Ended

	July 29,		July 30,		October 29,		October 31,		October 25,		October 26,		October 27,
	2005		2004		2004		2003(A)		2002		2001(B)		2000(B)

	(Dollars in millions, except per share amounts)
Statement of Operations Data
Net Sales	$1,988.6		$1,795.6		$2,440.7		$2,247.9		$2,126.9		$1,921.0		$1,483.3
Cost and Expenses
Cost of Sales	1,408.1		1,224.6		1,673.7		1,542.1		1,430.2		1,346.9		1,039.3
Operating Expense	396.0		372.2		494.6		478.3		447.1		391.2		281.3
Restructuring Charge	—		—		—		—		—		22.0		(1.2)
Income from Operations	184.5		198.8		272.4		227.5		249.6		160.9		163.9
Other (Income) Expense Net	1.7		2.4		2.4		0.2		2.3		(2.8)		0.2
Interest Expense	33.0		31.3		41.4		45.8		48.7		72.6		22.0
Income Before Income Taxes	149.8		165.1		228.6		181.5		198.6		91.2		141.7
Net Income	96.7		102.4		142.8		112.5		120.1		51.5		86.5
Net Income as a Percent of Sales	4.9%		5.7%		5.9%		5.0%		5.6%		2.7%		5.8%
Return on Average Equity	9.4%		10.7%		15.3%		14.0%		17.3%		9.4%		20.8%
Ratio of Earnings to Fixed Charges	5.0	x	5.5	x	5.7	x	4.5	x	4.6	x	2.2	x	6.9	x
Per Common Share:
Net Income — Basic(C)	$0.95		$1.00		$1.40		$1.12		$1.21		$0.56		$1.01
Net Income — Diluted(C)	0.92		0.97		1.36		1.09		1.17		0.55		1.00
Dividends Paid(C)	0.30		0.27		0.36		0.30		0.28		0.27		0.26
Stockholders’ Equity(C)	10.17		9.51		9.75		8.57		7.36		6.62		5.15

(A)	For 2003, Net Income, Net Income as a Percent of Sales, Return on Average Equity and Net Income per Common Share include the effect of a $15.2 million after-tax charge for future claims expense for furniture protection plans.

(B)	For 2001 and 2000, Net Income, Net Income as a Percent of Sales, Return on Average Equity and Net Income per Common Share include the effect of pre-tax restructuring and other charges of $39.0 million and $(1.2 million), respectively.

(C)	On August 17, 2005, the Company announced a two-for-one stock split, effected in the form of a 100% stock dividend. The shares used in the basic and diluted earnings per share computation and the basic and diluted earnings per share amounts have been retroactively restated to reflect the stock split in accordance with Statement of Financial Accounting Standards (SFAS) 128. Dividends paid and stockholders’ equity per common share have also been restated to reflect the stock split. Stockholders of record as of the close of business on September 2, 2005, will receive one additional share for every one share owned. The additional shares will be distributed on September 23, 2005.

	Nine Months Ended		Fiscal Year Ended

	July 29,	July 30,	October 29,	October 31,	October 25,	October 26,	October 27,
	2005	2004	2004	2003	2002	2001	2000

	(Dollars in millions)
Financial Position
Total Assets	$2,804.1	$2,635.9	$2,634.3	$2,496.5	$2,419.6	$2,226.1	$1,125.0
Working Capital at Period-End	105.9	123.5	84.1	207.8	203.1	216.6	199.6
Property, Plant and Equipment, Net	427.8	415.1	428.4	414.2	402.5	411.2	298.7
Long-Term Debt, Excluding Current Portion	615.4	607.4	549.1	749.2	885.8	1,005.7	300.3
Stockholders’ Equity	1,030.5	977.2	1,000.4	869.3	737.3	654.6	437.6
Other Statistics
Property, Plant and Equipment Expenditures	$40.9	$39.2	$61.4	$51.0	$44.7	$36.2	$32.4
Depreciation and Amortization Expense	48.7	43.8	60.5	55.6	51.1	73.1	45.2
Research and Development Expense	59.1	55.6	75.9	69.7	65.9	58.1	46.4

CAPITALIZATION
      The following table sets forth our consolidated cash and cash equivalents, short-term obligations and capitalization as of July 29, 2005. The exchange offer will have no effect on our outstanding indebtedness. The old notes surrendered in exchange for the new notes in the exchange offer will be retired and cancelled and will not be reissued. You should read the capitalization table below in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements that we have incorporated by reference in this prospectus.

July 29, 2005

(Dollars in thousands
except per-share
amounts)
(Unaudited)
Cash and cash equivalents	$53,392

Current portion of long-term debt	84,057

Notes payable to banks	152,610

Long-term debt:
5.100% Notes due 2015	150,000
Other long-term debt	465,367

Total long-term debt	615,367
Stockholders’ equity:
Common stock (par value $.50 per share; authorized — 250,000,000 shares; shares issued, including shares in treasury — 120,442,624)(A)	60,221
Additional paid-in capital	283,154
Retained earnings(A)	839,071
Other	6,481
1,188,927
Less cost of common stock in treasury (19,132,454 shares)(A)	158,449

Total stockholders’ equity	1,030,478

Total capitalization	$1,882,512

(A)	On August 17, 2005, the Company announced a two-for-one stock split, effected in the form of a 100% stock dividend. The capitalization table has been retroactively restated to reflect the stock split. Stockholders of record as of the close of business on September 2, 2005, will receive one additional share for every one share owned. The additional shares will be distributed on September 23, 2005.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

	Nine Months Ended				Fiscal Year Ended

	July 29,		July 30,		October 29,		October 31,		October 25,		October 26,		October 27,
	2005		2004		2004		2003		2002		2001		2000

Ratio of Earnings to Fixed Charges	5.0	x	5.5	x	5.7	x	4.5	x	4.6	x	2.2	x	6.9	x
      For purposes of computing the ratios of earnings to fixed charges:

•	“earnings” represent income from continuing operations before taxes and cumulative effect of changes in accounting principles plus fixed charges; and

•	“fixed charges” for continuing operations consist of interest on indebtedness and amortization of debt expense and one-third of rental expense, which is deemed to be the interest component of such rental expense.
THE EXCHANGE OFFER
Purpose of the Exchange Offer
      The purpose of the exchange offer is to exchange new notes for old notes. As part of our original offer and sale of the old notes, we agreed to offer new notes in exchange for the old notes and to prepare and file a registration statement that would register the exchange offer and issuance of the new notes. This prospectus and the registration statement of which this prospectus is a part are the result of our agreement to offer, in a registered exchange offering, new notes in exchange for the old notes. The terms of the new notes are substantially identical to the terms of the old notes.
Securities Subject to the Exchange Offer
      We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to issue new notes, denominated 5.100% Notes due 2015, in exchange for all of our outstanding old notes, denominated 5.100% Notes due 2015, that are validly tendered and accepted for exchange. This exchange offer is subject to the conditions described in this prospectus and the accompanying letter of transmittal.
Deciding Whether to Participate in the Exchange Offer; No Proxies and No Appraisal Rights
      Neither our board of directors nor officers make any recommendation to the holders of old notes as to whether or not to tender all or any portion of your old notes. In addition, we have not authorized anyone to make any such recommendation. You should make your own decision whether to tender your old notes and, if so, the amount of old notes to tender.
      No vote of our security holders is required under applicable law to effect the exchange offer and no such vote (or proxy therefor) is being sought by us.
      Holders of the old notes do not have any appraisal rights in connection with the exchange offer under the Delaware General Corporation Law, the governing law of the state of incorporation of Valspar.
Conditions
      Despite any other term of the exchange offer, we will not be required to accept for exchange or exchange new notes for any old notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

•	the exchange offer violates any applicable law or applicable interpretations of the staff of the SEC; or

•	an action or proceeding has been instituted or threatened with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
      The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right that we may assert at any time and from time to time.
      If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.
      Any determination by us concerning the above events will be final and binding.
      In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.
      The terms of any such purchases or offers may differ from the terms of the exchange offer.
Expiration Date; Extensions; Amendments
      For purposes of the exchange offer, the term “expiration date” shall mean 5:00 p.m., New York City time, on November      , 2005, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.
      We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, in each case by giving prompt notice (confirmed in writing, if such notice is delivered orally) of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency.
      If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of no less than five business days, although the period may be longer as we determine in our sole discretion. Any change in the new notes offered to holders of old notes in the exchange offer shall be made as to all holders whose old notes have previously been tendered pursuant to the exchange offer.
      Notwithstanding any extension of the exchange offer, if for any reason the exchange offer is not consummated before February 10, 2006, we will, at our own expense, (i) as promptly as practicable, file a shelf registration statement covering resales of the old notes, (ii) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act, and (iii) keep the shelf registration statement effective until the earlier of July 15, 2007 and such time as all of the old notes have been sold or otherwise can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f), and (h) of Rule 144 under the Securities Act. We will, in the event a shelf registration statement is filed, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder selling old notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its notes included in the shelf registration statement.
Effect of Tender
      Any valid tender by a holder of old notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer set forth in this prospectus and the accompanying letter of transmittal. A holder’s act of tendering old notes will, by such act alone, constitute that holder’s agreement to deliver good and marketable title to the tendered old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.
Our Acceptance of Old Notes for Exchange
      The new notes will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.
      We will be deemed to have accepted validly tendered old notes when, and if, we have given notice thereof (promptly confirmed in writing, if delivered orally) to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving book-entry transfers of old notes in the exchange agent’s account at DTC. If any validly tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if old notes are validly withdrawn, such withdrawn old notes will be returned without expense to the tendering holder or such old notes will be credited to an account maintained at DTC designated by the DTC participant who so delivered such notes, in either case, promptly after the expiration or termination of the exchange offer.
      In all cases, the issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a timely book-entry confirmation of such old notes into the exchange agent’s account, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with a book-entry transfer facility) as promptly as practicable after the expiration or termination of the exchange offer.
Procedures for Tendering
      To tender in the exchange offer, a holder must complete, sign, and date the letter of transmittal (or a facsimile of the letter of transmittal), have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m. New York City time, on the expiration date. In addition, either:

•	certificates for tendered old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•	a timely confirmation of a book-entry transfer of tendered old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.
      Only a holder of old notes may tender such old notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the books of The Valspar Corporation or any other person who has obtained a properly completed bond or stock power from the registered holder. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.
Letter of Transmittal
      Subject to and effective upon the acceptance for exchange and exchange of new notes for old notes, by executing and delivering a letter of transmittal a tendering holder of old notes:

•	irrevocably sells, assigns and transfers to or upon the order of The Valspar Corporation all right, title and interest in and to, and all claims in respect of, or arising or having arisen as a result of the holder’s status as a holder of, the old notes tendered thereby;

•	waives any and all rights with respect to the old notes;

•	releases and discharges us from any and all claims such holder may have, now or in the future, arising out of or related to the old notes;

•	represents and warrants that the old notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, other than restrictions imposed by applicable securities laws;

•	designates an account number of a DTC participant to which the new notes are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old notes tendered to be assigned, transferred and exchanged in the exchange offer.
Proper Execution and Delivery of Letter of Transmittal
      If you wish to participate in the exchange offer, the delivery of your old notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you use registered mail with the return receipt requested, properly insured, and mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the old notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the old notes.
      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived us, submit evidence satisfactory to us of their authority to so act with the letter of transmittal.
Book-Entry Transfers
      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Nevertheless, although delivery of old notes may be effected through book-entry transfer, the letter of transmittal or facsimile with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date.
Withdrawal of Tenders
      Tenders of old notes in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, as such date may be extended.
      Beneficial owners desiring to withdraw old notes previously tendered should contact the DTC participant through which such beneficial owners hold their old notes. In order to withdraw old notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through DTC’s book-entry transfer procedures by (1) withdrawing its acceptance through DTC’s book-entry transfer procedures or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the beneficial owner and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through DTC’s book-entry transfer procedures to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.
      A written or facsimile transmission notice of withdrawal may also be received by the exchange agent at its address set forth on the back cover of this document. In this case, a withdrawal notice must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	contain a description of the old notes to be withdrawn and the certificate numbers shown on the particular certificates evidencing such old notes, if any; and

•	be signed by the holder of such old notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes.

      Withdrawals of tenders of old notes may not be rescinded and any old notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn old notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include: (i) if new notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or (ii) if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.
Exchange Agent
      The Bank of New York Trust Company, N.A. is acting as our exchange agent in connection with the exchange offer. We have paid the exchange agent $          for its services and will reimburse it for certain out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with the exchange offer, but are not compensating the exchange agent based on the number of old notes tendered in this exchange offer. We have agreed to indemnify the exchange agent against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the exchange agent may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the exchange agent at the address set forth on the back cover page of this prospectus.
      The exchange agent’s contact information is as follows:

2 North LaSalle Street, Suite 1020
Chicago, Illinois 60602
Attention: Corporate Trust Administration
Tel: (312)
Fax: (312) 827-8542
      From time to time, the exchange agent and its affiliates have provided investment banking, commercial banking and financial advisory services to us for customary compensation. At any given time, the exchange agent may hold old notes and trade securities of ours or our affiliates for its own accounts or for the accounts of its customers, and accordingly may hold a long or a short position in the old notes or such securities. The exchange agent will be permitted to participate in the exchange offer on the same terms as are offered to other holders of old notes by this exchange offer.
Other Fees and Expenses
      Tendering holders of old notes will not be required to pay any expenses of soliciting tenders in the exchange offer. Nevertheless, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.
      The principal solicitation is being made by mail, but additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by our officers and other employees.
      The expenses of soliciting tenders of old notes will be borne by us. The total expense expected to be incurred by us in connection with the exchange offer is estimated to be approximately $25,000.

Miscellaneous
      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any old notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of old notes unless we waive that condition for all such holders. Neither Valspar, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
      Tenders of old notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such old notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.
Consequences of Failure to Exchange Old Notes
      Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, the issuer will have no further obligation to provide for the registration under the Securities Act of the old notes. We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.
      Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of old notes that remain outstanding as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes.
      The new notes and any old notes that remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.
DESCRIPTION OF THE NEW NOTES
      The terms of the 5.100% Notes due 2015 are substantially identical in all material respects to the 5.100% Notes due 2015 that they are intended to replace. The new notes will be issued under an indenture, dated as of July 15, 2005, between us and The Bank of New York Trust Company, N.A., as trustee. The following summary of provisions of the indenture and the new notes is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all information that you may find useful. You should read the indenture and the new notes, copies of which are exhibits to the registration statement of which this prospectus is a part. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “us” and the “Company” in this section of the prospectus are only to The Valspar Corporation and not to any of our subsidiaries.

General
      The new notes will have the following basic terms:

•	the new notes will be limited to $150 million aggregate principal amount (subject to the rights of the Company to issue additional notes as described under “— Further Issues”);

•	the new notes will accrue interest at a rate of 5.100% per year;

•	interest will accrue on the new notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided, from the expected issue date of the notes), payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2006;

•	the new notes will mature on August 1, 2015, unless redeemed prior to that date;

•	we may redeem the new notes in whole or in part at any time and from time to time at our option as described under “— Optional Redemption”; and

•	the new notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt.
      Interest will be paid to the person in whose name a new note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      If any interest or other payment date of a new note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any new note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.
      The new notes will be issued only in registered form without coupons in minimum denominations of $5,000 and integral multiples of $1,000 in excess of that amount. The new notes will be represented by one or more global notes registered in the name of a nominee of DTC.
      The new notes will not be subject to any sinking fund.
      We may, subject to compliance with applicable law, at any time purchase new notes in the open market or otherwise.
Payment and Transfer or Exchange
      Principal of and premium, if any, and interest on the new notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which currently is the corporate trust office of the trustee located at Corporate Trust Division, 101 Barclay St., 8W, New York, New York 10286). Payment of principal and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the new notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses; provided, however, that payments of interest will be made by wire transfer if a holder of at least $1.0 million in principal amount of notes has given wire transfer instructions to the trustee at least five business days prior to the applicable interest payment date. See “— Book-Entry; Delivery and Form; Global Notes.”
      A holder may transfer or exchange any certificated new notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any note selected for redemption for a period of 15 days before mailing of a notice of redemption of notes to be redeemed.
      The registered holder of a new note will be treated as the owner of it for all purposes. The registered holder of the global notes currently is Cede & Co., DTC’s nominee.
      All amounts of principal of and premium, if any, or interest on the new notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.
Ranking
      The new notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt.
      Because our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the new notes, will be partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, depend upon the earnings of those subsidiaries, and are subject to various business considerations.
      Any right that we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors by virtue of our legal structure. In addition, the new notes will effectively rank junior in right of payment to any secured indebtedness which we may incur in the future to the extent of the value of the assets securing such indebtedness.
      As of July 29, 2005, without giving effect to the issuance of the new notes:

•	the Company had approximately $463 million of outstanding unsecured and unsubordinated indebtedness;

•	our subsidiaries had an aggregate of approximately $65 million of outstanding indebtedness; and

•	we had no secured indebtedness.
Optional Redemption
      We may redeem the new notes at any time in whole or from time to time in part, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the new notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 15 basis points (the “Make-Whole Amount”), plus, in either, case, accrued interest thereon to, but not including, the redemption date.
      “Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.
      “Comparable Treasury Price” means, with respect to any redemption date for new notes, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
      “Reference Treasury Dealer” means each of Banc of America Securities LLC and Barclays Capital Inc. or their respective affiliates which are primary U.S. government securities dealers, and their respective successors, and two other firms which are primary U.S. government securities dealers that the Company selects; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City, the Company will substitute therefor another such primary U.S. government securities dealer.
      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.
      “Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each holder of new notes to be redeemed. If less than all the new notes are to be redeemed at any time, the trustee will select new notes to be redeemed on a pro rata basis or by another method that the trustee deems fair and appropriate.
      Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the new notes or portion thereof called for redemption.
Covenants
      The indenture will not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;

•	restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock; or

•	contain provisions that would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or from any other event.

Limitation on Liens
      The indenture provides that the Company will not, and does not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on a Principal Property securing a Debt unless one or more of the following exceptions apply:

(1) The Lien equally and ratably secures the new notes and the Debt. The Lien may equally and ratably secure the new notes and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the new notes;

(2) The Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than 18 months after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

(3) The Lien is on property of an entity at the time that the entity merges into or consolidates with the Company or a Restricted Subsidiary;

(4) The Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

(5) The Lien is on property of a corporation at the time such corporation becomes a Restricted Subsidiary;

(6) The Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(7) The Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

(8) The Lien extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The amount of the Debt secured by the Lien may not exceed the amount of the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

(9) The Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Total Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8); and (b) Debt secured by a Lien incurred prior to the date of the indenture that would have been permitted by any of those clauses if the indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the “Limitation on Sale and Leaseback Transactions” covenant in the indenture described below must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (8).

      In general, clause (9) above, sometimes called a “basket” clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Total Assets at the time. At July 29, 2005, Consolidated Total Assets were approximately $2.8 billion.

Limitation on Sale and Leaseback Transactions
      The indenture provides that the Company will not, and does not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction for a Principal Property unless one or more of the following exceptions apply:

(1) The lease has a term of three years or less;

(2) The lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(3) The Company or a Restricted Subsidiary could, under clauses (2) through (8) of the “Limitation on Liens” covenant, create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

(4) The Company or a Restricted Subsidiary under clause (9) of the “Limitation on Liens” covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

(5) The Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of Debt of the Company that is subordinated to the notes; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.
      In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

Definitions
      “Attributable Debt” for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the notes. Such average shall be weighted by the principal amount of the notes then outstanding. Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated, or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges, or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.
      “Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, partnership interests and limited liability company membership interests, but excluding any debt securities convertible into such equity.
      “Consolidated Total Assets” means total consolidated assets as reflected in the Company’s most recent consolidated balance sheet preceding the date of a determination under clause (9) of the “Limitation on Liens” covenant of the indenture.
      “Debt” means any debt for borrowed money or any guarantee of such a debt.
      “GAAP” means generally accepted accounting principles in the United States as in effect as of July 15, 2005.
      “Lien” means any mortgage, pledge, security interest or lien to secure or assure payment of Debt.
      “Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the date the Debt was created.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
      “Principal Property” means (i) any manufacturing facility that is now or hereafter owned by the Company or a Restricted Subsidiary and which is located in the United States (excluding territories and possessions other than Puerto Rico), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries, and (ii) any shares of stock of a Restricted Subsidiary. As of July 29, 2005 our Principal Properties consisted of 30 manufacturing facilities at various locations around the United States.
      “Restricted Subsidiary” means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions other than Puerto Rico) and owns a Principal Property.
      “Sale-Leaseback Transaction” means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.
      “Subsidiary” means any corporation or other Person of which at least a majority of all outstanding stock or equivalent interests having ordinary voting power in the election of directors or members of any equivalent management body of such corporation or other Person is at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries.
      “Voting Stock” means Capital Stock of a Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person, provided that, for purposes hereof, Capital Stock which carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock whether or not such event shall have happened.
      “Wholly-Owned Subsidiary” of any specified Person means a Person all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.
      “Yield to Maturity” means the yield to maturity on a security at the time of its issuance or at the most recent determination of interest on the security.
Consolidation, Merger and Sale of Assets
      The Company may consolidate or merge with or into any other Person, and may sell or transfer all or substantially all of its assets to another Person provided that the following conditions are satisfied:

•	the Company is the continuing entity, or the resulting, surviving or transferee Person (the “Successor”), is a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia and the Successor (if not the Company) shall expressly assume, by supplemental indenture all the obligations of the Company under the notes and the indenture;

•	immediately after giving effect to such transaction, no Default or Event of Default under the indenture shall have occurred and be continuing; and

•	the trustee receives from the Company, if requested, an officers’ certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the indenture.
      If the Company consolidates or merges with or into any other entity or sells all or substantially all of its assets in accordance with the indenture, the Successor will be substituted for the Company in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the Successor may exercise the Company’s rights and powers under the indenture, and the Company will be released from all its liabilities and obligations under the indenture and under the notes.
      Any substitution of the Successor for the Company might be deemed for U.S. federal income-tax purposes to be an exchange of the notes for “new” notes resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the notes. You should consult your own tax advisor regarding the tax consequences of any such substitution.

      This provision of the indenture includes a phrase relating to the sale or transfer of all or substantially all of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the application of this covenant to a sale or transfer of less than all of our assets may be uncertain.
Events of Default
      Each of the following events are defined in the indenture as an “Event of Default” (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the new notes:

(1) default in the payment of any installment of interest on the new notes for 30 days after becoming due;

(2) default in the payment of principal on or premium, if any, on the new notes when it becomes due and payable at maturity, upon optional redemption, upon declaration or otherwise;

(3) default in the performance, or breach, of any covenant or agreement of the Company in the indenture with respect to the new notes (other than as referred to in clause (1) or (2) above), that continues for a period of 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes (for all purposes of voting under the indenture, the term “outstanding notes” includes old notes, new notes and any additional notes that may be issued under the indenture, all voting together as a single class);

(4) (A) failure by the Company or any Significant Subsidiary to pay indebtedness for money borrowed by the Company or such Significant Subsidiary, as the case may be, in an aggregate principal amount of at least $10 million, at the later of final maturity or the expiration of any applicable grace period, or (B) acceleration of the maturity of indebtedness for money borrowed by the Company or any Significant Subsidiary, as the case may be, in an aggregate principal amount of at least $10 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed unless, in each case, such Debt or acceleration is discharged or annulled within 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

(5) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of the Bankruptcy Law:

•	commences as debtor a voluntary case or proceeding;

•	consents to the entry of an order for relief against it in an involuntary case or proceeding;

•	consents to the appointment of a Custodian of it or for all or substantially all of its property;

•	makes a general assignment for the benefit of its creditors;

•	files a petition in bankruptcy as debtor or an answer or consent seeking reorganization or relief, or consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	takes any comparable action under any foreign laws relating to insolvency; and

(6) a court of competent jurisdiction enters under any Bankruptcy Law an order or decree that remains unstayed and in effect for 60 days and that:

•	is for relief against the Company or any of its Significant Subsidiaries as debtor in an involuntary case, or adjudicates the Company or any of its Significant Subsidiaries insolvent or bankrupt;

•	appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

•	orders the winding-up or liquidation of the Company or any of its Significant Subsidiaries (or any similar relief is granted under any foreign laws).
      “Bankruptcy Law” means Title 11 of the United States Code, or any similar federal or state or foreign law for the relief of debtors.
      “Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.
      “Significant Subsidiary” means any Subsidiary of the Company that, as of the date of determination, is a “significant subsidiary” as defined in Regulation S-X promulgated by the SEC.
      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of these holders shall, declare the principal of, and premium, if any, and accrued and unpaid interest if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the new notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.
      The holders of not less than a majority in aggregate principal amount of the outstanding notes may rescind a declaration of acceleration and its consequences, if all events of default with respect to the notes, other than the nonpayment of the principal and other amounts that have become due solely by such acceleration, have been cured or waived, as provided in the indenture.
      The indenture provides that the trustee will, within 30 days after knowledge of the occurrence of default with respect to the notes, give the holders of the notes notice of such default known to it; provided that, except in the case of default in the payment of principal of or premium, if any, or interest if any, on any of the new notes, the trustee will be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the notes.
      We are required to furnish the trustee annually a statement by certain of our officers on our behalf to the effect that, to the best of our knowledge, we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. We are also required to deliver to the trustee, within 30 days after knowledge of the occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.
      No holder of any new note will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1) an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

(2) the holders of not less than 25% of the outstanding principal amount of notes shall have requested the trustee to institute proceedings in respect of such Event of Default;

(3) the trustee shall have been offered indemnity satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4) the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding notes.
      The holders of a majority in principal amount of notes outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes unless they shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs expenses and liabilities which might be incurred by it in compliance with such request.
Modification and Waivers
      Modification and amendments of the indenture and the new notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of or installment of interest on any new note;

•	reduce the principal amount of or the rate of interest on any new notes;

•	reduce any premium payable on the redemption of any new note or change the date on which any note must be redeemed;

•	change the coin or currency in which the principal of or premium, if any, or interest on any new note is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any new note;

•	reduce the percentage in principal amount of the outstanding new notes, the consent of whose holders is required in order to take certain actions;

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of new notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby;

•	modify the ranking of the new notes; or

•	modify any of the above provisions.
      We and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the new notes with respect to the following:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the covenants described under “Covenants — Consolidation, Merger and Sale of Assets”;

•	to add any additional events of default;

•	to add to our covenants for the benefit of holders of the new notes or to surrender any right or power conferred upon us;

•	to add one or more guarantees for the benefit of holders of the new notes;

•	to secure the new notes pursuant to the covenants of the indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of any additional notes;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to comply with the rules of any applicable securities depositary; and

•	to change any other provision if the change does not adversely affect the interests of any holder of new notes in any material respect.
      The holders of at least a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all such notes, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all such notes, waive any past default and its consequences under the indenture with respect to the notes, except an uncured default (1) in the payment of principal or premium, if any, or interest on notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any rights consequent thereon.
Discharge, Defeasance and Covenant Defeasance
      We may discharge certain obligations to holders of the new notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the new notes, as the case may be.
      The indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the new notes except for, among other things, certain obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to the notes and clauses (3) and (4) under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. Government obligations, or both, applicable to the new notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the new notes on the scheduled due dates therefor.
      If we effect covenant defeasance with respect to the new notes, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the new notes at the time of the stated maturity but may not be sufficient to pay amounts due on the new notes at the time of the acceleration resulting from such an Event of Default. Nevertheless, we would remain liable to make payment of such amounts due at the time of acceleration.
      We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the new notes to recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and at the same times, as would have been the case if such defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.
Further Issues
      We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes and will vote together as one class on all matters with respect to the notes.
Governing Law
      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Regarding the Trustee
      The Bank of New York Trust Company, N.A. is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent and paying agent for the new notes.
Book-Entry; Delivery and Form; Global Notes
      The new notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York City for the account of participants in DTC.
      Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.
      DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Same-Day Settlement and Payment
      The new notes will trade in the same-day funds settlement system of DTC until maturity or until we issue such notes in certificated form. DTC will therefore require secondary market trading activity in the new notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the new notes.

Ownership of Beneficial Interests
      Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than DTC participants).
      So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the new notes represented by the global note for all purposes under the indenture, the new notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any new notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC as the holder of the global note is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.
      All payments on the new notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.
      We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any other paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.
      Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
      We expect that DTC will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.
      Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at anytime. Neither we nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      The indenture provides that, if (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days, (2) we determine that the notes shall no longer be represented by global notes and execute and deliver to the trustee an order to such effect or (3) an Event of Default with respect to the notes shall have occurred and be continuing and the registrar receives a request from DTC, the global notes will be exchanged for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities. The certificated notes may be subject to certain restrictions on registration of transfers described under “Transfer Restrictions,” and may bear the legend set forth therein.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream
      If the depository for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank S.A./NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
      Payments, deliveries, transfers, exchanges, notices and other matters relating to the new notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
      Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
      In addition, because of time-zone differences U.S. investors who hold their interests in the new notes through these systems and wish, on a particular day, to transfer their interests or to receive or make a payment or delivery or exercise any other right with respect to their interests may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion describes the material U.S. federal income tax consequences of the exchange of notes contemplated by this document, as well as the ownership and disposition of the new notes, but does not provide a complete analysis of all potential tax considerations.
      This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations. Changes to any of those authorities after the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

      To ensure compliance with Internal Revenue Service Circular 230, persons considering the purchase of notes are hereby notified that the limited tax advice set forth in this prospectus is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. Such tax advice is written to comply with applicable SEC regulations, and is intended only as a general guide to the intended tax consequences of an investment in the new notes through participation in the exchange offer. Investors considering exchanging their old notes for new notes are urged to consult their own independent tax advisors for advice concerning the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
      The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under U.S. federal income tax laws.
      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	dealers and certain traders in securities;

•	persons holding the new notes as part of a “straddle,” “hedge,” “conversion,” “constructive sale,” or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.
      If a partnership holds new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of a partnership holding new notes should consult their tax advisors.
      This discussion is limited to holders that hold their notes as capital assets. No IRS ruling or opinion of counsel has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
      For purposes of this discussion, a U.S. person means any one of the following:

•	a citizen or resident of the United States,

•	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust that (i) is subject to the primary supervision of the U.S. courts and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has properly elected to continue to be treated as a U.S. person under applicable Treasury Regulations.

      If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of the notes, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partnership and the activities of the partnership. Partners and partnerships are particularly urged to consult their own tax advisers as to the particular federal income tax consequences applicable to them.
      As used herein, the term “U.S. holder” means a holder that is a U.S. person, and the term “non-U.S. holder” means a holder that is not a U.S. person.
Effect of Exchange of Old Notes for New Notes
      The exchange of the old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Consequently, holders of the notes will not recognize any taxable gain or loss for U.S. federal income tax purposes as a result of such exchange. The holding period for the new notes received in the exchange will include the holding period for the old notes surrendered in exchange therefor, and the tax basis of the new notes will equal the tax basis of the old notes immediately before the exchange. There will be no U.S. federal income tax consequences of the exchange offer to a holder that does not tender old notes pursuant to the exchange offer.
U.S. Holders

Payments of Interest
      Payments of interest on new notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes).

Disposition of New Notes
      Upon the sale, redemption, or other disposition of a new note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, redemption, or other disposition and the U.S. holder’s adjusted tax basis in the new note. For these purposes, the amount realized on the sale, redemption, or other disposition of a new note does not include any amount received that is attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale, redemption, or other disposition of a new note will be long-term capital gain or loss if the new note and the old note were held for a total of more than one year.
Non-U.S. Holders

Payments of Interest
      Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes;

•	the non-U.S. holder is not a bank with respect to which the receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code;

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business; and

•	the non-U.S. holder certifies, on Form W-8BEN (or other applicable form) under penalties of perjury, that it is the beneficial owner of the new notes and is not a U.S. person and provides its name and address and (i) files such form with the paying agent or (ii) in the case of a note held through a foreign partnership or intermediary, the beneficial owner and the foreign partnership or intermediary satisfy certain certification requirements of applicable U.S. Treasury Regulations.

      Interest paid to a non-U.S. holder that does not qualify for the above exemption from withholding tax generally will be subject to withholding of U.S. federal income tax at the applicable rate, unless the non-U.S. holder of the new note provides our paying agent with a properly executed:

(1) IRS Form W-8BEN (or other applicable form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

(2) IRS Form W-8ECI (or other applicable form) stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis as applies to U.S. persons generally. In addition, for corporate holders and under certain circumstances, the branch profits tax may also apply.
      Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding tax and for other rules different from those described above.

Disposition of New Notes
      Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale, redemption, or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, (iii) such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply, or (iv) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.
Information Reporting and Backup Withholding
      In general, payments of interest and the proceeds of the sale, exchange, redemption, retirement or other disposition of the new notes payable by a U.S. paying agent or other U.S. intermediary will be subject to information reporting. In addition, backup withholding at the applicable rate will generally apply to these payments if (i) in the case of a U.S. holder, the holder fails to provide an accurate taxpayer identification number, fails to certify that such holder is not subject to backup withholding, or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or (ii) in the case of a non-U.S. holder, the holder fails to provide the certification on IRS Form W-8BEN described above or otherwise does not provide evidence of exempt status. Certain U.S. holders (including, among others, corporations) and non-U.S. holders that comply with certain certification requirements are not subject to backup withholding. Any amount paid as backup withholding will be creditable against the holder’s federal income tax liability provided that the required information is timely furnished to the IRS. Holders of new notes should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.
PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS
      The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
      The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer, or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer, or sale by you of the new notes, must obtain any consent, approval, or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer, or sale.
      Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes for resale, resell, or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act, if the holder:

•	is not an “affiliate,” as defined under the Securities Act, of The Valspar Corporation;

•	acquired the new notes in the ordinary course of business;

•	is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.
      If any of the above conditions is not satisfied or you acquired your old notes to be exchanged for new notes in the exchange offer directly from us or any of our affiliates, you must acknowledge and agree that you:

•	may not, under SEC policy as in effect on July 1, 2003, rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters; and

•	must comply with the registration and prospectus-delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January      , 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of one year after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      Certain legal matters in connection with the validity of the securities offered by this prospectus will be passed upon by Rolf Engh, Esq., our Executive Vice President, General Counsel and Secretary. Mr. Engh owns or has a right to own a number of shares of our common stock representing less than one percent of the total number of outstanding shares of our common stock.
EXPERTS
      The consolidated financial statements of The Valspar Corporation incorporated by reference in The Valspar Corporation’s Annual Report (Form 10-K) for the year ended October 29, 2004 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

THE VALSPAR CORPORATION
PROSPECTUS FOR THE
Offer to Exchange
All of our outstanding 5.100% Notes due 2015
for
new 5.100% Notes due 2015
The exchange agent for the exchange offer is:
The Bank of New York Trust Company, N.A.
2 North LaSalle Street, Suite 1020
Chicago, Illinois 60602
Attention: Corporate Trust Administration
Tel: (312)
Fax: (312) 827-8542
      Questions, requests for assistance and requests for additional copies of this prospectus and the related letter of transmittal may be directed to the exchange agent at the address set forth above.
                    , 2005
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers
      Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.
      In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.
      The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.
      Indemnification in connection with a proceeding by or in the right of The Valspar Corporation in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of The Valspar Corporation in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.
      Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.
      The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.
      The statutory provision cited above also grants the power to The Valspar Corporation to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by us.

      Article IX of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling The Valspar Corporation pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits
      The following exhibits are filed as part of this registration statement:

No.		Description

3	(a)	Certificate of Incorporation — as amended to and including June 30, 1970, with further amendments to Article Four dated February 29, 1984, February 25, 1986, February 26, 1992, February 26, 1997 and May 22, 2003 and to Article Eleven dated February 25, 1987 (as filed with Form 10-K for the period ended October 31, 1997, amendment filed with Form 10-Q for the quarter ended April 25, 2003)
3	(b)	By-Laws — as amended to and including October 15, 1997 (as filed with Form 10-K for the period ended October 31, 1997, amendment filed with Form 10-Q for the quarter ended April 25, 2003)
4	(a)	Rights Agreement dated as of May 1, 2000, between the registrant and Chasemellon Shareholder Services, L.L.C., as rights agent (incorporated by reference to Exhibit 2.1 to Form 8-A filed on May 3, 2000)
4	(b)	Indenture dated April 24, 2002, between the registrant and Bank One Trust Company, N.A., as trustee, relating to registrant’s 6% notes due 2007 (JP Morgan Trust Company is the successor in interest to Bank One) (as filed with Form 10-K for the period ended October 25, 2002, amendment filed with Form 10-Q for the quarter ended April 30, 2004)
4	(c)	First Supplemental Indenture dated April 30, 2002 to Indenture dated April 24, 2002, between the registrant and Bank One Trust Company, N.A., as trustee, relating to registrant’s 6% notes due 2007 (JP Morgan Trust Company is the successor in interest to Bank One) (as filed with Form 10-K for the period ended October 25, 2002, amendment filed with Form 10-Q for the quarter ended April 30, 2004)
4	(d)	Form of registrant’s 6% notes due 2007 (as filed with Form 10-K for the period ended October 25, 2002, amendment filed with Form 10-Q for the quarter ended April 30, 2004)
4	(e)	Indenture dated November 10, 1997 between Lilly Industries, Inc. and Harris Trust and Savings Bank relating to the issuance by Lilly Industries, Inc. of $100 million of 7.75% senior notes due 2007 (BNY Midwest Trust Company is the successor to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 4.1 to Lilly Industries, Inc.’s Registration Statement on Form S-4 filed on December 5, 1997)
4	(f)	Indenture dated July 15, 2005 between the registrant and The Bank of New York Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on July 18, 2005)
23		Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP*
24		Powers of Attorney (included in signature page)
25		Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., as Trustee, on Form T-1, relating to the new 5.100% Notes due 2015*
99.1		Form of Letter of Transmittal (to be filed by amendment)
99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (to be filed by amendment)
99.3		Form of Letter to Clients (to be filed by amendment)

*	Filed herewith.

Item 22.	Undertakings
      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
      (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 30, 2005.

The Valspar Corporation
(Registrant)

/s/ Paul C. Reyelts

Paul C. Reyelts

Executive Vice President and
Chief Financial Officer
POWER OF ATTORNEY
      Each person whose signature appears below constitutes and appoints Paul C. Reyelts and Rolf Engh, and each of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ William L. Mansfield William L. Mansfield	President and Chief Executive Officer, Director	September 30, 2005

Paul C. Reyelts	Executive Vice President and Chief Financial Officer	September 30, 2005

/s/ Thomas R. McBurney Thomas R. McBurney	Director	September 30, 2005

/s/ Richard L. White Richard L. White	Director	September 30, 2005

/s/ Susan S. Boren Susan S. Boren	Director	September 30, 2005

/s/ Jeffrey H. Curler Jeffrey H. Curler	Director	September 30, 2005

Name	Title	Date

Charles W. Gaillard	Director	September 30, 2005

Mae C. Jemison	Director	September 30, 2005

Gregory R. Palen	Director	September 30, 2005

Lawrence Perlman	Director	September 30, 2005

/s/ John S. Bode John S. Bode	Director	September 30, 2005